UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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VIST FINANCIAL CORP.
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For Immediate Release

November 24, 2008

VIST Financial Receives Treasury Approval to Participate in the Capital Purchase Program

WYOMISSING, Pa. — VIST Financial Corp. (Nasdaq: VIST) announced today that the US Treasury granted preliminary approval to VIST for $25 million in capital as part of the U.S. Treasury Department’s Capital Purchase Program.

“We believe that participation in the Capital Purchase Program, which is targeted to qualifying financial institutions, is in the best interest of our shareholders,” said Robert D. Davis, President and Chief Executive Officer, VIST Financial. “While we are well-capitalized at the bank and holding company levels, the $25 million which is a low-cost option for generating capital, will further strengthen our balance sheet, fund future growth opportunities within our core banking and fee-based businesses and support our current operations,” he added.

Under the Capital Purchase Program, the Department of the Treasury plans to purchase up to $250 billion of senior preferred shares on a voluntary basis as part of an overall initiative to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and support the U.S. economy.

VIST Financial is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, and Philadelphia Counties.

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Robert D. Davis, President and Chief Executive Officer, +1-610-603-7212, or Edward C. Barrett, Executive Vice President & Chief Financial Officer, +1-610-603-7251, both of VIST Financial Corp.